Exhibit 10.54
Executive Separation and Release Agreement
ADAM KANSLER
This Executive Separation and Release Agreement (this “Agreement”) is intended to be used with the S&P Global Inc. Senior Executive Severance Plan, as amended from time to time (the “Plan”) and constitutes the Release (as that term is defined in the Plan). This Agreement is subject to the approval of the Compensation and Leadership Development Committee of the Board of Directors of the Company. The terms and conditions of the Plan are incorporated into this Agreement by reference. Any capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in the Plan unless otherwise clearly required by the context.
1.Separation Date. The last day you will be required to report to work is March 1, 2025 (your “Separation Date”). You will continue to receive your base salary and benefits in effect as of the date of this Agreement until your Separation Date, when your employment will terminate, subject to the conditions of Section 2. The Company may, at its discretion, direct you to cease reporting to work at an earlier date, but will continue your base salary and benefits as described above through your Separation Date (i.e., convert working notice to non-working notice). After your Separation Date, you will receive a payment for any payments to which you are entitled as a matter of law or pursuant to any applicable Company Group policies as may be in effect from time to time, whether or not you execute this Agreement (your “Accrued Benefits”). Payment of your Accrued Benefits will be made in a timely manner as required by applicable law.
2.Separation Benefits. Contingent on: (i) remaining actively employed and not engaging in conduct giving rise to Cause, as defined in the 2024 Senior Executive Severance Plan, through the Separation Date; and (ii) your execution of this Agreement and the re-signature of this Agreement if there is more than two months between your original signature and this Agreement becoming irrevocable pursuant to its terms and your Separation Date, as consideration for your waiver, discharge and general release of all claims, as provided in Section 6, you will be entitled to the compensation and benefits described in the Schedule of Severance Pay and Benefits attached hereto as Exhibit A (the “Severance Pay and Benefits”), paid at the time and in the manner set forth in that schedule.
3.Consideration and Rights. You understand and agree that (i) you would not receive the specific Severance Pay and Benefits provided for under this Agreement (other than your Accrued Benefits) except for your execution of this Agreement and your compliance with any terms and conditions specified herein; and (ii) the consideration provided in this Agreement in excess of your Accrued Benefits exceeds any sums or benefits to which you would otherwise be entitled under any applicable policy, plan and/or procedure of the Company or any previous agreement or understanding between you and the Company Group. Further, you acknowledge and agree that you do not possess any claim or allegation, either asserted or otherwise, involving harassment or

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discrimination, that may be subject to or covered under N.Y.C.P.L.R. § 5003-b and N.Y. General Obligations Law § 5-336.
As described further in Sections 15 and 16, you have the right under Federal law to certain protections for cooperating with or reporting possible legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities, as well as for internally reporting information that you reasonably believe relates to a possible violation of the securities laws. No provisions in this Agreement are intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and you may do so without disclosure to the Company. The Company Group may not retaliate against you for any of these activities, and nothing in this Agreement would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity.
Further, nothing in this Agreement precludes you from filing a Charge of Discrimination with the Equal Employment Opportunity Commission, National Labor Relations Board, or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company Group in connection with any such charge or complaint that you filed or is filed on your behalf.
4.Review Period.
(a)You are hereby given twenty-one (21) days from the date you receive the initial version of this Agreement to consider the terms of this Agreement and to decide whether or not to sign and return this Agreement (the “Return Period”). The Company may, in its sole and reasonable discretion, agree in writing to extend the Return Period. If you do not sign this Agreement by the end of the Return Period, it will automatically be deemed null and void (other than with respect to your rights under Sections 15 and 16) and it will not impose any obligation on the Company Group or you. You may decide to sign this Agreement in less than twenty-one (21) days if you wish. As set forth in Section 2 above, the Severance Pay and Benefits provided in Section 2 above are conditioned on you re-signing this Agreement within five business (5) days following the Separation Date.
To accept this Agreement, please electronically sign where indicated below.
You will be provided with a pdf of the fully executed copy for your records.
(a)If you timely sign this Agreement as provided above, you will have seven (7) days after signing this Agreement to change your mind and revoke your acceptance of this Agreement (“Revocation Period”). If you timely re-sign this Agreement as provided above, you will have an additional seven (7) days after re-signing to revoke that signature. Such revocation of the re-signature will not eliminate the effectiveness of the release accepted by the initial signing of this Agreement, but it will eliminate the effectiveness of the re-signature of the release, and will result in your ineligibility for the

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Severance Pay and Benefits described in Section 2 above. If you wish to revoke your decision, you must do so by timely delivering written notice of your revocation by email to:
USnotifications@spglobal.com; and
Tasha Matharu, Deputy General Counsel and Corporate Secretary

For your notice of revocation to be effective, it must state that you are revoking your acceptance of this Agreement, or, revoking your re-signing of the Agreement. If you revoke your acceptance of this Agreement during the Revocation Period following your initial signature, the Agreement will be deemed null and void (other than with respect to your rights under Sections 15 and 16) and it will not impose any obligation on the Company Group or you, and you will not be entitled to receive or retain any of the payments or benefits described in this Agreement.
5.Effective Date. If you timely sign or re-sign this Agreement and do not revoke it during the Revocation Period, it will become effective on the eighth (8th) day after you sign the Agreement (the “Effective Date” of this Agreement). Your re-signature will become effective on the day that you re-sign the Agreement.
6.Release. In return for the consideration furnished to you by the Company, as set forth in Section 2 and the other consideration furnished to you pursuant to this Agreement, you hereby discharge and generally release the Company Group (as defined in the Plan), its successors, predecessors and assigns and their current and former directors, officers and employees, both individually and in their corporate capacities (hereafter collectively known as the “S&P Global Releasees”) from all claims, causes of action, suits, agreements, and damages which you may have now or in the future against the S&P Global Releasees for any act, omission or event occurring up to and including the date on which you sign and the date you re-sign this Agreement, including but not limited to, any claims or causes of action you ever had, now have or could have, without limitation, pursuant to: (i) the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, and the Labor Management Relations Act (the Taft-Hartley Act), each as amended; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u- 6(h)(i) and 12 U.S.C. §5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (ii) New York State Human Rights Law, New York City Human Rights Law, New York Rights of Persons With Disabilities, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Equal Pay Law, New York Nondiscrimination Against Genetic Disorders Law, New York Labor

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Law, New York Wage Hour and Wage Payment Laws, and New York Minimum Wage Law, each as amended; (iii) the New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Family Leave act, New Jersey Conscientious Employee Protection Act and New Jersey wage and hour law; and (iv) all other federal, state and local laws, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters or any and all common law or contract claims, including but not limited to, any claim for employee benefits. By executing this Agreement, you hereby agree that you will not initiate or maintain any proceeding in any judicial forum relating to any matters covered by this Agreement. This release, however, shall not apply to the performance of the Company’s express obligations to you under this Agreement. Both you and the Company may institute an action to specifically enforce any term of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release your vested rights under ERISA with regard to any tax qualified plan, any rights to unemployment insurance benefits or vested retirement benefits, nor any existing rights of defense and indemnity or liability insurance coverage.
The Company hereby discharges and generally releases You both individually and in your corporate capacity from all known claims, causes of action, suits and damages which it may have now against you. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release the Company Group all rights to enforce this agreement and all post-employment obligations.
7.No Other Compensation. By signing this Agreement, you represent and affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you are entitled as of the Effective Date and that no other compensation, wages, bonuses, commissions and/or benefits are due to you as of the Effective Date, except as provided for in this Agreement.
8.Restrictive Covenants. In consideration of the benefits provided to you under this Agreement, you hereby reaffirm and acknowledge your post-employment obligations under the agreements you have already entered into with the Company Group, as modified and set forth on Exhibit B attached hereto. Notwithstanding the foregoing, you will also remain subject to all restrictive covenants included in your Restricted Stock Unit Award Agreements.
9.Confidentiality of Agreement. Except as provided in Sections 15 and 16, you hereby agree that the terms of this Agreement, including the provisions of this Agreement concerning payment to you of any monies or concerning the provision to you of any other benefits, as well as the information in any and all Attachments to this Agreement, shall be kept confidential by you and shall not be disclosed to any third party, unless authorized by the Company, except that you may disclose such information to your attorney(s), your tax advisor(s) and your spouse or significant other, or as otherwise permitted under this Agreement. You agree to request any permitted third-party recipient of any such information to maintain the confidentiality of the terms and provisions of this Agreement.

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10.Confidential Information. Except as otherwise provided under this Agreement, including in Sections 15 and 16, you agree to maintain the confidentiality of all confidential or proprietary information received by you while an employee of the Company Group, including all information which you know or should know the Company Group treats as confidential and all information not known to third parties engaged in the same or a similar business as the Company Group or that gives the Company Group a competitive advantage, including but not limited to trade secrets. All records, files, documents, software, mobile devices, equipment, plans, policies, and other like materials relating to the Company Group, or received by you in the course of your employment shall remain the sole property of the Company and shall not be copied or turned over to any third party and shall be returned by you to the Company Group at the time specified by the Company, but in no event later than the Separation Date. Notwithstanding the foregoing, you shall be permitted to retain the mobile telephone device currently in your possession, your cellular number ending in “987”, and the video equipment installed at your current address. Your right to retain this device and the phone number shall not extend to any Company data, software, or applications stored thereon, which will be removed by the Company. You also understand and agree that because you may be subject to a legal hold/notice to preserve documents and this obligation continues after your employment at the Company ends, you will not delete or destroy any of these materials. Notwithstanding the confidentiality terms of this Agreement, nothing herein prevents you from disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement prevents you, in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of law, from disclosing a trade secret to your attorney or from using trade secret information in the court proceeding, as long as you file any document containing a trade secret under seal and do not disclose a trade secret, except pursuant to court order.
11.Non-disparagement. Except as provided in Sections 15 and 16, you agree that you will not disparage the S&P Global Releasees in any way, or make or give any comments, statements, opinions, or the like to the media about the S&P Global Releasees. Nothing in this Section prevents you from testifying truthfully before any court or governmental agency or truthfully providing information in response to any investigation or pending litigation.
12.Cooperation. With respect to any pending or future litigation or investigations involving the Company Group, to the extent you have information or background about them, at the reasonable request of the Company, you agree to appear and give testimony at depositions and at trial or other proceedings related to such matters, and you agree to provide reasonable cooperation in providing information and addressing such matters. The Company Group shall reimburse you for your reasonable out-of-pocket expenses, if any, actually incurred by you in connection with your cooperation. Except as provided in Sections 15 and 16, you agree to promptly notify the Company’s Corporate Legal Department in writing within three (3) days if you are contacted by or on behalf of

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anyone suing or contemplating suit against the Company Group or otherwise seeking information about your work at the Company Group for such purposes.
13.Notice of Process. Except as provided in Sections 15 and 16, if you are contacted by, or on behalf of, anyone who has filed a lawsuit, or you are subpoenaed or noticed or you consent to testify under oath in a lawsuit with regard to any matter having to do with the Company Group, then you agree to notify the Company’s Office of the General Counsel, S&P Global Inc., 55 Water Street New York, New York 10041, legal@spglobal.com, in writing within seventy-two (72) hours of such event, and with such notification you will provide a copy of any legal papers, notice or subpoena received, unless such notification or provision is prohibited by law or by order of a court.
14.Breach. In the event that you breach Sections 8, 9, or 10, of this Agreement, the Company will provide written or email notice to you of such breach and you will have a period of thirty (30) days to cure such breach (if capable of being cured). Failure to timely cure such breach shall result in your forfeiture of any unpaid Severance Pay and Benefits. In addition, if you fail to timely cure such breach, you shall be required to repay to the Company the sum equal to any severance payments (including the value of any distributions of long-term incentive awards as of the time of such distribution) already made to you under Section 2, and the Company Group shall be entitled to pursue any other relief legally available and without limiting the rights, remedies, or causes of action the Company may have now or in the future. The preceding two sentences will not apply to a breach that is not willful and does not cause harm to the Company Group or its reputation.
15.Protected Rights. Notwithstanding anything to the contrary in Section 8 (relating to restrictive covenants), Section 9 (relating to confidentiality of this Agreement), Section 10 (relating to confidentiality of the Company Group’s confidential or proprietary information), Section 11 (relating to non-disparagement), Section 12 (relating to pending and future litigation or investigations) or Section 13 (relating to contacting the Company Group with respect to legal disputes), or any other provision of this Agreement, or any other agreement between you and the Company Group, or any provision of any Company code of conduct, employee manual, confidentiality policy, or similar Company Group document, you have the right to:
(a)report or otherwise respond to or cooperate with an investigation into possible violations of state or federal laws or regulations that have occurred, are occurring, or are about to occur and that may involve the jurisdiction of any governmental agency or entity, including but not limited to the U.S. Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower; Office of the Whistleblower Hotline at 202-551-4790), any other similar office of a federal or state agency, the Inspector General of the Equal Employment Opportunity Commission or any other governmental agency that investigates or enforces employment discrimination laws;
(b)report anonymously (either with or without a lawyer) possible violations of the federal securities laws or regulations to any governmental agency or entity;

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(c)make disclosures that are protected or required under the whistleblower provisions or other provisions of any relevant federal, state or local law or regulation;
(d)cooperate voluntarily with, or respond to any inquiry from, or provide testimony before, the SEC, or any other federal, state or local regulatory or law enforcement authority;
(e)make reports or disclosures to law enforcement or regulatory authorities without prior authorization of the Company Group;
(f)make reports or disclosures to law enforcement or regulatory authorities without notifying the Company Group that you are going to make, or have made, such reports or disclosures;
(g)make reports or disclosures to law enforcement or regulatory authorities without informing the Company Group of the fact or contents of those reports or disclosures;
(h)make reports or disclosures to law enforcement or regulatory authorities without first notifying the Company Group of the possible violation of law;
(i)respond truthfully to any valid subpoena;
(j)disclose to law enforcement or regulatory authorities the existence and terms of your agreements (including but not limited to severance and confidentiality agreements, including this Agreement) with the Company Group; and
(k)not to be asked or required to disclose, directly or indirectly, that you have provided information or documents to law enforcement or regulatory authorities, including but not limited to the SEC.
16.Acknowledgment of Protected Rights. The Company Group wants you to be aware that:
(a)(i) you have the right not to be retaliated against for reporting, either internally to the Company Group or to any governmental agency or entity (including, for example, the SEC) information that you reasonably believe relates to a possible violation of the securities laws, (ii) it is a violation of federal law to retaliate against anyone who has reported potential misconduct either internally or to any governmental agency or entity; and retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed, and (iii) it is unlawful for the Company Group to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity;
(b)the Company Group may not require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, or offer you any kind of inducement, including payment, to do so;

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(c)your rights and remedies as an SEC Whistleblower to receive an award from the SEC and your rights and remedies to receive an award from any other federal or state agency pursuant to a similar program, may not be waived by any agreement, policy, or condition of employment, including by a predispute arbitration agreement; and
(d)even if you have participated in possible violations of the federal securities laws, you are eligible to participate in the confidentiality and retaliation protections afforded under the terms of the SEC’s Whistleblower Program, and you may also be eligible to receive an award under the SEC’s Whistleblower Program.
For more information, go to http://www.sec.gov/whistleblower, or call the Office of the Whistleblower Hotline at 202-551-4790. In addition to the benefits under the Whistleblower Program, the SEC also has a Cooperation Program that can result in significant benefits for self- reporting.
17.Protected Reporting. Nothing in this Agreement (including Sections 15 and 16) prohibits you from voluntarily: (i) reporting possible violations of state or federal laws or regulations that have occurred, are occurring, or are about to occur directly to the Company Group; or (ii) notifying the Company Group that you are going to make a report or disclosure to law enforcement, and no such report or notice to the Company Group will prevent you from exercising your other rights under Sections 15 and 16.
18.No Admission of Liability. You agree that neither the existence of this Agreement nor the obligation to pay consideration for the release of all claims, as provided in this Agreement, nor any other provision of this Agreement, shall be considered an admission by the Company Group of any liability, violation of law, error or omission.
19.Entire Agreement. This Agreement, including its Attachments, sets forth the entire understanding of the parties concerning its subject matter, and supersedes all prior and contemporaneous understandings, memoranda, representations and agreements. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, and except as provided in Sections 15 and 16, nothing in this Agreement shall diminish any prior obligation of confidentiality, non-competition or non-solicitation, if applicable, including any obligation contained in a written agreement, policy of the Company Group, and applicable law or otherwise. This Agreement may not be modified or amended except by a written instrument that specifically refers to this Agreement and which is signed by both you and an officer of the Company. This Agreement shall be subject to, construed in accordance with, governed by, and enforced under the laws of the State of New York applicable to agreements entered into and wholly to be performed in that State.
20.Severability.
(a)If a court holds that the duration, scope, or any other restrictions stated in any provision of this Agreement are illegal or unenforceable, then the parties

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agree that the court will have the power to revise any of those restrictions to cover the maximum period, scope, and/or other restriction as permitted by law.

(b)If any provision other than the general release set out in Section 6 of this Agreement is held to be unenforceable and cannot be modified to be made enforceable, then such provision will be distinct and severable from the other provisions of this Agreement, and such unenforceability will not affect the validity and enforceability of the remaining provisions.
21.Section 409A. This Agreement is intended to comply with, and payments and benefits hereunder are intended to be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and shall be construed and interpreted in accordance with such intent. To the extent that any amount payable pursuant to this Agreement is subject to Section 409A, it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Section 409A (the “Guidance”). Your Separation Date is intended to be your “separation from service” within the meaning of Section 409A. In the event that any provision of this Agreement would fail to satisfy the requirements of Section 409A and the Guidance, the Company Group shall be permitted to reform this Agreement to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Section 409A or the Guidance.
22.Binding. This Agreement is binding on your heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company.
23.Signature. This Agreement may be signed in counterparts, which together shall constitute a single Agreement. This Agreement may be executed and transmitted to any other party electronically, which shall be deemed to be, and utilized in all respects as, an originally executed document.
24.Headers. The headings in this Agreement are for convenience of reference only, and shall not affect the interpretation of this Agreement.

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You hereby agree that you: (i) have carefully read this Agreement in its entirety;
(ii) are hereby given and have had an opportunity to consider fully the terms of this Agreement for at least twenty-one (21) days; (iii) are hereby advised by the Company to consult with an attorney of your choosing in connection with this Agreement; (iv) are hereby advised to discuss and have discussed this Agreement with your independent legal counsel, or have had a reasonable opportunity to do so, and have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement;
(v) fully understand the significance of all of the terms and conditions of this Agreement; and (vi) are signing this Agreement voluntarily and of your own free will and you assent to all the terms and conditions contained herein. You further agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.
ACCEPTED AND AGREED:

S&P Global Inc.

/s/ Douglas Peterson                    October 16, 2024
By Douglas Peterson                    Date
Chief Executive Officer

Adam Kansler

/s/ Adam Kansler                        October 16, 2024
Signature                            Date

RE-EXECUTED AND AGREED ON OR AFTER SEPARATION DATE:

Adam Kansler

Signature                    Date

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Exhibit A
Schedule of Severance Pay and Benefits

1.Severance Pay. You will receive severance pay equal to $4,500,000.00 (“Severance Pay”), subject to applicable withholdings and deductions, a portion of which equal to $2,250,000.00 is payable in equal installments in accordance with the Company’s regularly scheduled semi-monthly payroll cycle (even if you are on a different payroll cycle) starting on the “Commencement Date” (as defined in the Plan) until the first anniversary of the Separation Date (such one-year period after the Separation Date, the “Severance Period”). Such installments (“Installment Payments”) will commence on the first pay day of the first regular payroll cycle coincident with or next following your Separation Date. If your Installment Payments begin later than the first pay day of the first regular payroll cycle coincident with or next following your Separation Date, any Installment Payments that would have been paid or provided to you had your Installment Payments started on the first pay day of the first regular payroll cycle coincident with or next following your Separation Date will be paid or provided to you as part of your first Installment Payment. The remainder of your Severance Pay is payable in a lump sum on or within thirty (30) days following the first anniversary of your Separation Date.

2.Benefits Continuation. You will continue to participate in all Company-sponsored retirement, life, medical and dental insurance benefit plans or programs (“Health and Welfare Plans”) in which you were participating immediately prior to your Separation Date for the Severance Period as per your existing elections (but only to the extent the Company continues to offer such plans and programs to similarly situated active employees of the Company and similarly situated active employees continue to be eligible to participate in or accrue benefits under such plans and programs) on the same terms and conditions applicable to active employees, and only to the extent permitted by applicable law and not otherwise provided under the terms of such plans and programs (excluding participation in any Health and Welfare Plans that are intended to be qualified under Section 401(a) or 401(k) of the Internal Revenue Code). Such continued participation in the Company’s Health and Welfare Plans will be provided at the “active employee rates” which will automatically be deducted from your Installment Payments; provided, however, that your coverage under the Medical Plan, Dental Plan, Vision Plan, Health Care FSA and Limited Purpose FSA (component plans as defined in the Health and Welfare Plans) will end on the earlier of (i) the last day of the month in which you receive your final Installment Payment under the Plan; (ii) the last day of the 12th month in which you receive Installment Payments under this Plan; or (iii) the date you become enrolled for health benefits through a subsequent employer or spouse’s employer plan. As a condition of receiving such continuation coverage, you hereby agree to notify the Plan Administrator if you become enrolled for health benefits through a subsequent employer or spouse’s employer plan.

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3.At the end of your Severance Period, you will be eligible to elect continued coverage (COBRA coverage) for yourself and your eligible enrolled dependents for a period of up to eighteen (18) months. A qualifying event notice setting forth your rights to COBRA coverage and the cost to you to continue such COBRA coverage will be provided to you on or around the last day of the Severance Period, in accordance with applicable law.
4.Additional Lump Sum In Lieu of Benefits Continuation. In addition, you will receive a lump sum cash payment equal to $88,000.00, payable on or within thirty (30) days following the first anniversary of your Separation Date.

5.Annual Incentive Plan.
a.2024 Bonus: You will remain eligible for your full 2024 annual bonus award pursuant to the terms of the 2024 annual incentive bonus plan in which you participate, and payable at the time 2024 bonuses are paid. For the avoidance of doubt, the actual payment amount will be calculated based on 100% of your target bonus ($1,500,000.00) at the actual funded level of the plan for the 2024 bonus year.

b.2025 Bonus: You will be eligible for a monthly proration of your 2025 annual bonus award for your period of employment in 2025 prior to the Separation Date and payable at the time 2025 bonuses are paid. For the avoidance of doubt, the actual payment amount will be calculated based on 100% of your target bonus and calculated on a monthly pro-rata basis.

6.Long-Term Incentives. Your outstanding long-term incentive awards as of the Separation Date will be treated in accordance with the terms and conditions set forth in your individual award agreements; provided, however, forfeiture of any portion of your outstanding awards pursuant to the terms and conditions of such awards and based on your separation will be waived, and such portion of the awards will continue to vest, with settlement of such awards occurring on the schedules set forth in your individual award agreements. For the avoidance of doubt, you will not be eligible for any future long-term or stock incentive awards between now and the Separation Date.

7.Service Recognition: You will be eligible for a one-time service recognition payment in the gross amount of Fifty Thousand, Two Hundred Ninety-Five Dollars ($50,295.00 USD), less applicable withholdings and deductions, and payable in a lump sum on or before the Separation Date.
8.Executive Coaching: You will continue to be eligible for Company sponsored executive coaching through your Separation Date.

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Exhibit B Restrictive Covenant

During your employment with the Company Group, and for a period of twenty (24) months after November 1, 2024, you will not, without the express written consent of S&P Global, directly or indirectly, own, manage, operate, control, or provide services in any capacity to any entity engaged in the same business as, or a competitive business with, any segment(s) of Company Group business for which you had responsibility or about which you had knowledge of, confidential information while employed by Company Group in twenty-four (24) months prior to the Separation Date (such entity, a “Competitor”). Further, without limiting in any way the foregoing, Executive shall not during this same term be employed in any capacity as an officer, principal, executive or employee with the following companies: News Corp, Bloomberg, Moody's, MSCI, FactSet, BlackRock, London Stock Exchange, Intercontinental Exchange, Morningstar, and Thomson Reuters. Nothing herein shall prevent you from owning up to 2% interest in a publicly traded company which sells or engages in services that compete with S&P Global.

You may at any time provide a written or email notice to the Company of your intention to engage in an activity, with sufficient detail for the Company to understand the nature of the activity in light of this Agreement, in order to seek confirmation that the Company does not view that activity as a breach of this Agreement. The Company will endeavor within ten (10) business days to articulate its concerns or objections, if any, without waiving any of its rights under this Agreement.

During your employment by the Company, and for a period of twenty-four (24) months after the Separation Date, you agree that you will not directly or indirectly induce: (a) any employee of Company Group with whom you had contact during your employment in the two years prior to the Separation Date to terminate or negatively alter their relationship with Company Group; or (b) any actual or prospective customer, supplier, vendor, consultant, or contractor of Company Group with which you had business contact in the two (2) years prior to the Separation Date to terminate or negatively alter their actual or potential relationship with Company Group.

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